Exhibit 99.3
Earthstone Energy Announces Officer Appointments

Frank A. Lodzinski Appointed Executive Chairman
Robert J. Anderson Appointed Chief Executive Officer

The Woodlands, Texas, January 30, 2020 - Earthstone Energy, Inc. (NYSE: ESTE) (“Earthstone”, the “Company”, “our” or “we”), today announced that its current Chairman and Chief Executive Officer, Mr. Frank A. Lodzinski, will be appointed Executive Chairman and its current President, Mr. Robert J. Anderson, will be appointed Chief Executive Officer and President of Earthstone, effective on April 1, 2020.

Mr. Lodzinski stated, “Since joining me in 2004, Robert has demonstrated his highly capable leadership in a variety of increasingly important roles. Together, with the assistance of our other talented executives and staff, we have worked together to build and sell two prior profitable companies. We will continue the profitable growth of Earthstone, stressing shareholder returns, low leverage, cost control and operational excellence. Based on his experience, capability and vision, I have complete confidence in Robert’s ability to lead the Company on behalf of our shareholders. I speak for the full Board of Directors and our staff in congratulating Robert on his appointment and I look forward to remaining an integral part of the team.”

Mr. Douglas E. Swanson, Jr., a member of the Earthstone Board of Directors and Managing Partner at EnCap Investments L.P., commented, “We are pleased to announce the appointment of Frank as Executive Chairman and Robert as Chief Executive Officer. The full Board of Directors would like to thank Frank for his leadership and continuing contribution. We know that Robert will further the Company’s high standards of performance, and we fully support Earthstone pursuing and completing a significant transaction to increase scale and further our objective of consolidating assets.”

Mr. Anderson stated, “It is my honor to take on the role of Chief Executive Officer of Earthstone. I look forward to leading the Company and will embrace the principles that have made us successful. We will continue to align our efforts with our shareholders, work on their behalf and maintain our high standards of performance and excellence in all of our activities. I would like to thank the Board for this opportunity and Frank for his guidance and leadership of Earthstone as Chief Executive Officer. The foundation we have built under Frank’s direction will serve all our stakeholders well as we strive for future value creation.”

Mr. Anderson has served as President of Earthstone since April 2018 and prior to that served as Executive Vice President, Corporate Development and Engineering from December 2014 until his appointment as President. Mr. Anderson’s extensive career includes over 30 years of industry experience in multiple roles ranging from petroleum engineer to executive at a variety of major and independent oil and gas producers including GeoResources, Inc., AROC, Inc., Anadarko Petroleum Corporation, and Vastar Resources/ARCO International. Mr. Anderson has a B.S. degree in Petroleum Engineering from the University of Wyoming and an MBA from the University of Denver.

Contact

Mark Lumpkin, Jr.
Executive Vice President - Chief Financial Officer
Earthstone Energy, Inc.
1400 Woodloch Forest Drive, Suite 300
The Woodlands, TX 77380
281-298-4246
mark.lumpkin@earthstoneenergy.com

Scott Thelander
Vice President of Finance
Earthstone Energy, Inc.
1400 Woodloch Forest Drive, Suite 300
The Woodlands, TX 77380
281-298-4246
scott@earthstoneenergy.com